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                 October 7, 2022

       Romil Bahl
       Chief Executive Officer
       KORE Group Holdings, Inc.
       3 Ravinia Drive NE, Suite 500
       Atlanta, GA 30346

                                                        Re: KORE Group
Holdings, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 4,
2022
                                                            File No. 333-267735

       Dear Romil Bahl:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Joshua Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jennifer Lee